NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 19 December 2007

LADISH NAMES VROMAN PRESIDENT LADISH FORGING

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) has named Gary Vroman to the position of President for Ladish Forging, LLC, the main forging facility of Ladish Co., Inc., located in Cudahy, WI, effective January 2008. Mr. Vroman will report to Kerry L. Woody, Ladish Co., Inc. President and Chief Executive Officer.

Mr. Vroman has been with Ladish for 25-plus years and holds a Bachelor of Science degree in General Engineering from the University of Illinois and a Master’s degree in Engineering Management from Milwaukee School of Engineering.

Mr. Vroman began his career at Ladish as a Sales Engineer and was promoted to successively more responsible positions in the Sales Department before becoming Vice President of Sales in 1996. Mr. Vroman has overseen the company’s management of cyclical demand in the aerospace and industrial forging markets, including the current up-cycle. He brings a focus on strong customer service to the position.

Ladish Co., Inc. is a leading producer of highly engineered technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Connecticut, Oregon and Poland. Ladish common stock trades on NASDAQ under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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